Equipment Failure At Nucor Steel Louisiana

CHARLOTTE, N.C., Nov. 10, 2014 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced that an equipment failure occurred at Nucor Steel Louisiana in St. James Parish. The failure is related to the process gas heater, which experienced a major failure on November 2, 2014. There were no injuries, no environmental impact and no damage to any other part of the direct reduced iron (DRI) facility as a result of this incident. Production operations were suspended after the failure. Nucor is still assessing the extent of the equipment damage and cannot estimate the length of time needed to make the necessary repairs to the process gas heater at this time. Nucor will provide an estimate of when the facility will be fully operational when it is available.

The process gas heater is not a part of the DRI technology utilized by Nucor Steel Louisiana, but is a piece of equipment necessary for the facility to operate. The process gas heater is an auxiliary unit that is standard equipment in several industrial applications, particularly the chemical industry. This same piece of equipment contributed to production outages in July and September.

In its most recent earnings release on October 23, 2014, Nucor stated, "As a result of the process improvements and lower iron ore costs, combined with a steady run-rate, we expect significant improvement in the performance of the Louisiana DRI facility in the fourth quarter and profitable results during the first quarter of 2015." The time frame for when Nucor Steel Louisiana's performance will improve and become profitable has been deferred as a result of the equipment failure and cannot be estimated at this time. As a result of the failure, we expect the negative impact to our earnings in the fourth quarter of 2014 to be somewhat less than the impact of Nucor Steel Louisiana's operating loss in the third quarter of 2014.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2013 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208